Exhibit 99.14(c)

[Letterhead of Southern Farm Bureau Life Insurance Company]

[Sample Exchange Offer Letter — VA IRA Policies]

September 3, 2019

[First Name] [Last Name]

[Address Line 1]

[Address Line 2]

[Address Line 3]

[City], [State]  [Zip]

RE: BONUS OFFER

Contract Number: [Contract Number]

Dear Contract Owner:

Our records show that you currently own a Flexible Premium Deferred Variable Annuity (“Contract”) issued by Southern Farm Bureau Life Insurance Company (the “Company,” “SFBLIC,” “we,” “our,” “us”) through its Southern Farm Bureau Life Variable Account (“Separate Account”).  We are writing to inform you about a special opportunity being made available to Contract owners, like you, who have not yet accepted any prior bonus offer (“Eligible Contract Owners”).

For a limited time, the Company is offering to pay Eligible Contract Owners a one-time bonus of at least $250 (“Bonus”) under the terms and conditions described in this letter (the “Bonus Offer”).  We are making this Bonus Offer in an effort to wind down the administration of the Contracts, which we stopped selling in December 2009.  Since that time, the Company has made two other bonus offers to Contract owners in an effort to finalize all administrative and other obligations associated with this business.   We anticipate that this Bonus Offer will be our final offer for the Contracts, because only a few Contracts, including yours, remain active.

The Deadline for you to accept the Bonus Offer is December 2, 2019 (“Deadline”).  To accept the Bonus Offer you must complete, sign, and date the enclosed Response Form and send it by U.S. mail to our Jackson, Mississippi office by the Deadline.

Please read this letter carefully and consider whether you may benefit from this Bonus Offer.  You may wish to consult with your financial advisor, tax advisor, and/or other investment professional for help in making the best decision for you.

Your Contract qualifies as either a Traditional IRA under Section 408(b) of the Internal Revenue Code (“IRC”), a Roth IRA that qualifies under Section 408A of the IRC, a Simplified Employee Pension IRA that qualifies under Section 408(b) and 408(k) of the IRC, or a Simple IRA that qualifies under Section 408(p) of the IRC (Collectively IRAs).  The rules regarding IRAs, including the exchange of such contracts, are complex.  We will not be responsible for determining whether the surrender, exchange or replacement of your Contract in accepting this Bonus Offer satisfies the tax rules regarding such surrenders, exchanges or replacements.  Therefore, you may wish to consult with your tax advisor to ensure that any action you might take as part of this Bonus Offer satisfies the tax rules that apply to you.

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BONUS OFFER OPTIONS

To take advantage of the Bonus Offer, you must select one of the options described below.  If you accept the Offer by choosing one of these options, you will receive a one-time Bonus payment of [$      ].  The Bonus payment is based upon 10% of your accumulated value as of the close of business on June 28, 2019, subject to a minimum Bonus payment of $250 and a maximum Bonus payment of $3,000.  If you still have questions about this Bonus Offer after reviewing these options, you may contact our Variable Account Help Desk at 1-800-237-2514.

Option 1 — Value Transfer to Fixed Rate Option:

This option allows you to keep your current Contract in force; however, by choosing this option, we will transfer 100% of your variable account value into the Declared Interest Option (“DIO”), which is the fixed interest rate option available under your Contract.  The transfer will be effective as of the Business Day that we receive your Response Form electing this option.  The guaranteed DIO interest rate for your Contract is [ . . %], which means that your interest rate will never be less than this guaranteed rate under the Contract.  By choosing this option, you agree that 100% of your Contract’s accumulated value will remain in the DIO for the duration of your Contract, and cannot be reallocated to any of the variable subaccounts at any time in the future.  Your Contract will, thus, become a “fixed rate” Contract, which will never be less than the guaranteed rate under the Contract.  You will receive the one-time Bonus amount stated above by selecting this option.

Option 2a or 2b — Surrender OR Exchange for Another Company’s Product:

Option 2a allows a surrender of your Contract.  By choosing this option, you will receive the accumulated value of your Contract.  The Contract value will be calculated on the Business Day we receive your Response Form in our Jackson, Mississippi office.  You will also receive the one-time Bonus amount stated above by selecting this option. Please note that upon surrender, any taxable amount in the Policy will become reportable to the IRS and should be presented to your tax preparer for your 2019 tax return.  Therefore, you should discuss all options with a financial/tax advisor.

Option 2b allows you to surrender your Contract and exchange it for another company’s product.  You will need to complete and return the enclosed Response Form, but work with your financial advisor and the other company to ensure that your desired exchange request is completed in time to reach the Company for processing by the Deadline of December 2, 2019.  Upon receipt of a properly executed request from the other company, the accumulated value of your Contract will be sent directly to the other company to complete the exchange. You should discuss this option with a financial/tax advisor.  We will send you the one-time Bonus amount stated above.

No Change:  Keep Contract “As Is”

You are not required to accept any of the options offered to you here. If you decide to keep your Contract as it exists today, you understand and agree that your Contract with all its contractual terms will remain as is for as long as the Contract is in force.  You also understand and agree that by keeping your Contract as it exists today, no Bonus payment or other one-time benefits will be available after the Deadline. The Company requests affirmation of this decision by asking that you complete and return the Response Form, checking the box for “Keep My Contract As Is.”

HOW TO ACCEPT THE BONUS OFFER

If you wish to accept this Bonus Offer, you must complete, sign, date, and return the enclosed Response Form (and the Request for Policy Surrender, if applicable) in the enclosed Return Envelope by the Deadline.  However, if you choose an option and we do not receive the necessary information or documents from you to complete your request by the Deadline of this Bonus Offer, the terms of this Bonus Offer will expire and you will no longer be eligible for the benefits described in this letter. For advice about applicable tax consequences or whether to accept this Bonus Offer, please consult with your financial advisor, tax advisor and/or other investment professional of your own choosing.

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FACTS YOU SHOULD CONSIDER

The best option for you depends on your individual circumstances.  The Company cannot recommend a course of action for you. Below are some things you may want to keep in mind as you consult with your financial advisor and make your decision:

•                  The Separate Account is legally insulated from the general creditors of the Company, unlike the DIO option described under Option 1 above.

•                  If you accept the Bonus Offer, the variable subaccount options under your Contract will no longer be available to you.  Thus, you will no longer be susceptible to the market conditions those options present.

•                  If you accept the Bonus Offer by electing Option 1, the interest rate applicable to your accumulated value will never be less than the fixed guaranteed rate of [. . %] per annum.

•                  Any exchange, replacement or surrender of your Contract will result in the termination of your Contract, including any future benefits available thereunder.

•                  You will not incur surrender charges, if any apply, if you elect to surrender your Contract.  This waiver of surrender charges includes any request to exercise an exchange for another company’s annuity product.

•                  A surrender of the Contract may be taxable to you.  A 10% tax penalty may apply if you surrender the Contract before your age 59½.  You should consult your tax advisor about any tax consequences before surrendering your Contract.

•                  If you accept the Bonus Offer, the Bonus payment will be taxable income to you, and you will receive a 1099-MISC, Box 3 “Other Income,” for the 2019 tax year.

•                  The Bonus Offer is optional, and you are not required to accept it.  However, by choosing to keep your Contract As Is, you will not receive the Bonus amount described in this letter.

•                  If you do not accept the Bonus Offer, any of your funds that remain invested in the variable subaccounts will continue to be susceptible to market conditions, including the possibility of a loss of your principal investment.

IF YOU ACCEPT THE BONUS OFFER

If you accept this Bonus Offer, the additional Bonus amount that will be paid to you above your accumulated value is [$$$ BONUS AMOUNT].  This amount will be paid directly to you.  This will be a taxable payment.  The Bonus Offer option you elect on the Response Form will be processed effective the Business Day we receive your response in our Jackson, Mississippi office.

Note: In the event that you elect to terminate your Contract with the intent to complete an exchange for another company’s product, we will transfer 100% of the value in your Contract to the DIO on the Business Day we receive your Response Form, and it will remain there until we receive all other information necessary to process your request.  If we do not receive the necessary information or documents from you or the other company in order to complete your requested exchange by the Deadline of this Bonus Offer, the terms of this Bonus Offer will expire and you will no longer be eligible for the benefits described in this letter.   Therefore, you should take prompt action to ensure completion of any desired external exchange before the Deadline.  All transfer, surrender or exchange elections will be final.

Note also:  Failure to properly complete the Response Form and Request for Surrender form may result in a delay in processing your acceptance of the Bonus Offer.  In the event that forms are not completed properly requiring us to follow up for more information or signatures, the Company will transfer 100% of the value in your Contract to the DIO on the Business Day we receive your Response Form, and it will remain invested there until we receive the properly completed forms. Since we cannot predict changes in market conditions, we will complete this transfer to prevent the possibility of negative market changes that

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might reduce the value of your Policy.  At the same time it will also prevent any possible increases in value that potentially positive market changes might generate.

The Company will rely on your submission of the Response Form as your declared intention to accept the Bonus Offer.  Therefore, if you fail to provide properly completed forms by the Deadline, the Bonus Offer will expire and you will no longer be eligible for the benefits described in this letter.  Since we will have taken steps to transfer and preserve your values in the DIO on the Business Day we receive your Response Form, you will need to contact the Company if you wish to reallocate any funds back into any variable subaccounts available to you.

IF YOU DO NOT ACCEPT THE BONUS OFFER

If you choose to not accept the Bonus Offer, you can continue to exercise all rights and receive all benefits available to you under your Contract.  At the same time, the Company will continue to pursue efforts to wind down its variable annuity operations.  Once a level is reached where the Company is able to deregister the Separate Account, it plans to take all actions necessary to do so.

If you need more information related to your Contract than we have provided with this letter to help you make a fully informed decision concerning this Bonus Offer, please contact your financial advisor, or you  may contact us at 1-800-237-2514, as soon as possible but no later than December 2, 2019.  Thank you for placing your confidence in Southern Farm Bureau Life Insurance Company.

WE RESERVE THE RIGHT TO MODIFY THE TERMS OF THIS BONUS OFFER AT ANY TIME PRIOR TO THE RECEIPT OF YOUR ACCEPTANCE AND OTHER INFORMATION NECESSARY TO PROCESS YOUR TRANSACTION.

Sincerely,

[Signature]

Name and Title

Enclosures (3):  [Response Form, Request for Policy Surrender Form, Return Envelope]

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RESPONSE FORM

NOTE:  If you ACCEPT this Bonus Offer by selecting Option 1, 2a or 2b below, a check for the Bonus payment of [BONUS AMOUNT] will be mailed to you after we receive your signed Response and any other required forms or information needed to complete your acceptance of this Bonus Offer.   If, however, you choose NO CHANGE, you will not receive the Bonus payment and your Contract will continue as it currently exists.

(Check One)

☐

ACCEPT Option 1 - Value Transfer to Fixed Rate Option.  I hereby accept the Bonus Offer and direct the Company to transfer my entire variable account balance to the Declared Interest Option (DIO).  I understand and agree that I will no longer be permitted to transfer, reallocate or designate any funds to be invested in any variable subaccounts at any time in the future, but I will continue to earn interest at a minimum guaranteed rate of [. . %] per annum for as long as my Contract remains in force.  I also understand that all rights and benefits currently available to me under my existing Contract, other than the variable subaccount investment options, will remain unchanged.

☐

ACCEPT Option 2-a — Surrender My Contract.  I hereby accept the Bonus Offer and direct the Company to terminate my Contract and send me the proceeds that are available as of the Business Day this Response Form is received by the Company.  I have completed, signed, and dated the enclosed Request for Surrender form.  Please include the Bonus amount check with my surrender check, and mail them to my current address noted below.  I have consulted with my tax advisor regarding tax consequences that are applicable to me, or otherwise understand them, and have determined to surrender my Contract regardless of any tax consequences.   I understand that my failure to properly complete the Request for Surrender form may result in a delay in processing my request.  If such a delay occurs, I understand that 100% of the accumulated value of my Contract will be transferred to the DIO where it will continue to earn interest at the guaranteed fixed interest rate until all issues have been resolved and my surrender is processed.

☐

ACCEPT Option 2-b — Surrender My Contract for Another Company’s Product.  I hereby accept the Bonus Offer and want to exchange my Contract for another company’s product.  I will provide the Company with all forms and information necessary to make this exchange no later than December 2, 2019.  I understand that the Company will transfer 100% of the variable account balance into the DIO as of the Business Day it receives this Response Form, where it will continue to earn interest at the guaranteed minimum interest rate until all information necessary to complete my requested exchange is received by the Company.  In the event that all necessary forms or information to complete an exchange to another company are not physically in our Jackson, Mississippi office by December 13, 2019, I understand that the Bonus Offer will expire and will no longer be available to me.  I also understand that failure to complete this exchange will require that I contact the Company if I wish to reallocate any values in my Policy out of the DIO and into the variable subaccounts that are available to me under my Contract.

☐

NO CHANGE - Keep My Contract As Is.  I DO NOT wish to accept the Bonus Offer and hereby affirm my decision to keep my Contract as it exists today.  I understand that I will not receive any Bonus amount, nor will any of the other one-time benefits that are part of this Bonus Offer be available to me in the future.

By affixing my signature below, I understand and agree to all the terms of the election I have made concerning the Bonus Offer described above and that my election is final.  I further understand the tax consequences of the election I have made in accepting the Bonus Offer.

Contract Owner Signature	Current Mailing Address (Line 1)

Print Name	Current Mailing Address (Line 2)

Contract Number	Daytime Telephone Number

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